       79                                               EXHIBIT 2

Albert N. Kennedy, OSB 82142
Loree A. Devery, OSB 88191
TONKON, TORP, GALEN, MARMADUKE & BOOTH
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR 97204-2099
(503) 221-1440

     Of Attorneys for Debtor









              IN THE UNITED STATES BANKRUPTCY COURT

                   FOR THE DISTRICT OF OREGON

In re

AMERICOLD CORPORATION,

               Debtor.
)
)
)
)
)
Case No. 395-33058elp-11

DEBTOR'S PLAN OF
REORGANIZATION
(May 9, 1995)

                        TABLE OF CONTENTS

                                                             Page


ARTICLE 1.     DEFINITIONS . . . . . . . . . . . . . . . . . .  1

ARTICLE 2.     ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY
               TAX CLAIMS. . . . . . . . . . . . . . . . . . . 11

ARTICLE 3.     CLASSIFICATION. . . . . . . . . . . . . . . . . 11

ARTICLE 4.     TREATMENT OF UNIMPAIRED CLASSES . . . . . . . . 13

ARTICLE 5.     TREATMENT OF IMPAIRED CLASSES . . . . . . . . . 16

ARTICLE 6.     NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO
               CLAIMS. . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 7.     IMPLEMENTATION OF THE PLAN. . . . . . . . . . . 18

ARTICLE 8.     EXECUTORY CONTRACTS AND UNEXPIRED LEASES. . . . 26

ARTICLE 9.     CONDITIONS PRECEDENT. . . . . . . . . . . . . . 27

ARTICLE 10.    MODIFICATION, REVOCATION OR WITHDRAWAL OF THE
               PLAN. . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 11.    RETENTION OF JURISDICTION . . . . . . . . . . . 30

ARTICLE 12.    MISCELLANEOUS PROVISIONS. . . . . . . . . . . . 33

                            EXHIBITS

1.   FORM OF NEW SUBORDINATED DEBENTURE INDENTURE

2.   FORM OF NEW INVESTMENT AGREEMENT

3.   COMMITMENT LETTER DATED APRIL 3, 1995 FROM UNITED
     STATES NATIONAL BANK OF OREGON

          Americold Corporation, as Debtor and Debtor-In-Possession, proposes this Plan of Reorganization pursuant to
Section 1121(a) of Title 11 of the United States Code.
                           ARTICLE 1.
                           DEFINITIONS
          RULES OF INTERPRETATION. As used herein, the following terms have the respective meanings specified below, and such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined.
The words "herein," "hereof," "hereto," "hereunder" and others of similar import, refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply. Any capitalized term used herein that is not defined herein but is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code. In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) have the following meanings as used in the

Plan.
          1.1 "Administrative Expense Claim" means any Claim entitled to the priority afforded by sections 503(b) and 507(a)(1) of the Bankruptcy Code.
          1.2 "Allowed" means, with respect to any Claim, proof of which has been properly Filed or, if no proof of claim was so
Filed, which was or hereafter is listed on the Schedules as liquidated in amount and not disputed or contingent, and, in either case, a Claim as to which no objection to the allowance thereof, or motion to estimate for purposes of allowance, shall have been Filed on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules and/or the Bankruptcy Court, or as to which any objection, or any motion to estimate for purposes of allowance, shall have been so
Filed, to the extent allowed by a Final Order; provided that all Class 7 Claims (excluding any Rejection Claims arising pursuant to Article 8 of the Plan) shall be treated for all purposes as if the Chapter 11 Case was not filed, and the determination of whether any such Claim shall be allowed and/or the amount thereof shall be determined, resolved or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.
          1.3  "Ballot Agent" means Tonkon, Torp, Galen,
Marmaduke & Booth.
          1.4  "Ballot Record Date" means March 31, 1995.
          1.5  "Ballot Return Date" means 3:00 p.m., Portland,
Oregon time, on May 8, 1995, unless and to the extent such date is extended by the Debtor in accordance with the provisions of the Disclosure Statement.
          1.6 "Ballots" means the ballots and/or master ballots distributed to the holders of Old Subordinated Debentures and the Institutional Investor for the purposes of voting on the Plan.
          1.7 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time, set forth in sections 101 et seq. of title 11 of the United States Code.
          1.8  "Bankruptcy Court" means the United States
Bankruptcy Court for the District of Oregon, or such other court that exercises jurisdiction over the Chapter 11 Case or any proceeding therein, including the United States District Court for the District of Oregon to the extent that the reference of the Chapter 11 Case or any proceeding therein is withdrawn.
          1.9 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075, title 28 of the United States Code, and the local rules and standing orders of the Bankruptcy Court.
          1.10 "Bank" means United States National Bank of
Oregon.
          1.11 "Bank's Secured Claim" means the Secured Claim of the Bank which, for purposes of the Plan, shall be deemed to be Allowed in an amount equal to the excess of (a) the sum of
(i) all of the Obligations (as such term is defined in the Credit Agreement) as of the Petition Date and as described in the Cash Collateral Order, (ii) an amount equal to 100% of the interest that accrued pursuant to the Credit Agreement at the contract rate from and including the Petition Date through and including the Effective Date, (iii) all payments required under all Letters of Credit outstanding (as such term is defined in the Credit
Agreement) from and including the Petition Date through and including the Effective Date and (iv) to the extent provided by the Credit Documents (as such term is defined in the Credit
Agreement), an amount equal to 100% of any and all costs and expenses, including, without limitation, attorneys' fees which remain unpaid as of the Effective Date over (b) the sum of all payments made in cash by the Debtor to the Bank pursuant to Sections 361, 363 and/or 364 of the Bankruptcy Code prior to the Effective Date on account of the obligations described in subparagraph (a) herein.
          1.12 "Business Day" means a day other than a Saturday, Sunday or other day on which banks in Portland, Oregon are authorized or required by law to be closed.
          1.13 "Cash Collateral Order" means an order of the Bankruptcy Court authorizing the Debtor to use, subject to the terms and provisions thereof, the cash proceeds of the Debtor's pre-Petition Date accounts receivable and inventory.
          1.14 "Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code with respect to the Debtor, pending or to be pending in the District of Oregon, administered as IN RE
AMERICOLD CORPORATION, Case No. 395-33058elp-11.
          1.15 "Claim" means (a) any right to payment from the Debtor arising before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) any right to an equitable remedy against the Debtor arising before the Effective Date for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
          1.16 "Class" means one of the classes of Claims or Interests defined in Article 3 hereof.
          1.17 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.
          1.18 "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.
          1.19 "Creditors' Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.
          1.20 "Debenture Holders Committee" means the official committee of holders of the Old Subordinated Debentures appointed in the Chapter 11 case by the United States Trustee pursuant to
Section 1102 of the Bankruptcy Code, as reconstituted by the addition or removal of members from time to time.
          1.21 "Debtor" means Americold Corporation, as debtor and debtor-in-possession in the Chapter 11 Case.
          1.22 "Disclosure Statement" means the Debtor's
Disclosure Statement, dated April 14, 1995, as amended, modified, restated or supplemented from time to time, pertaining to the Plan.
          1.23 "Distribution Record Date" means the date on which the Confirmation Order is signed.
          1.24 "Effective Date" means the Business Day on which all of the conditions specified in Section 9.1 hereof are first satisfied and/or waived in accordance with Article 9 of the Plan.
          1.25 "Employee Claim" means a Claim based on salaries, wages, sales commissions, expense reimbursements, accrued vacation pay, health-related benefits, incentive programs, stock incentive programs, employee compensation guarantees, severance or similar employee benefits.
          1.26 "Filed" means filed with the Bankruptcy Court in the Chapter 11 Case.
          1.27 "Final Order" means an order or judgment entered on the docket by the Clerk of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties (a) that has not been reversed, stayed, modified or amended, (b) as to which no appeal, certiorari proceeding, reargument or other review or rehearing has been requested or is still pending and (c) as to which the time for filing a notice of appeal or petition for certiorari, or request for reargument or further review or rehearing shall have expired.
          1.28 "Financing Lease" means any lease pursuant to which the Debtor is the lessee that is intended to grant a security interest in the leased property to the lessor under such lease.
          1.29 "First Mortgage Bonds" means the Debtor's 11.45%
First Mortgage Bonds, Series A, and 11 1/2% First Mortgage Bonds,
Series B.
          1.30 "First Mortgage Bond Indenture" means the Amended and Restated Indenture, dated as of March 9, 1993, as amended, modified, restated or supplemented from time to time, between the Debtor and Shawmut Bank Connecticut, National Association, as indenture trustee, relating to the First Mortgage Bonds.
          1.31 "Interest" means the rights of the owners of the issued and outstanding shares of capital stock of Debtor, including preferred and common stock, and options to acquire capital stock of Debtor.
          1.32 "Institutional Investor" means Metropolitan Life
Insurance Company.
          1.33 "Lease Secured Claim" means any Claim of a lessor under a Financing Lease.
          1.34 "New Credit Agreement" means an agreement to be executed as of the Effective Date between the Reorganized Debtor and the Bank pursuant to the commitment letter dated April 3, 1995 from the Bank to the Debtor and attached to the Plan as
Exhibit 3.
          1.35 "New Investment Agreement" means the Second
Amended and Restated Investment Agreement, dated as of the Effective Date, to be entered into by the Reorganized Debtor and the Institutional Investor, substantially in the form of
Exhibit 2 attached to and incorporated in the Plan.
          1.36 "New Subordinated Debentures" means the Debtor's
15% Senior Subordinated Debentures due 2007, issuable pursuant to the New Subordinated Debenture Indenture and described in the Disclosure Statement.
          1.37 "New Subordinated Debenture Indenture" means the Indenture, dated as of the Effective Date, to be entered into by the Reorganized Debtor with respect to the New Subordinated
Debentures, substantially in the form of Exhibit 1 to the Plan.
          1.38 "Old Credit Agreement" means the Credit Agreement, dated as of February 3, 1993, as amended, modified, restated or supplemented from time to time, between the Debtor and Bank.
          1.39 "Old Investment Agreement" means the Amended and Restated Investment Agreement, dated March 2, 1993, between
Debtor and the Institutional Investor.
          1.40 "Old Subordinated Debentures" means the Debtor's
11% Senior Subordinated Debentures due 1997.
          1.41 "Old Subordinated Debenture Claim" means a Claim of a holder of Old Subordinated Debentures which, for purposes of the Plan, shall be deemed to be an amount equal to the sum of (a) the face amount of Old Subordinated Debentures held by such holder and (b) an amount equal to 100% of the accrued and unpaid interest at the contract rate on such Old Subordinated
Debentures, through but not including the Effective Date.
          1.42 "Old Subordinated Debenture Indenture" means the Indenture, dated as of May 1, 1987, as amended, modified, restated or supplemented from time to time, between the Debtor and United States Trust Company of New York, as indenture trustee, relating to the Old Subordinated Debentures.
          1.43 "Other Priority Claim" means any Claim for an amount entitled to priority in right of payment under section 507(a)(3), (4), (5) or (6) of the Bankruptcy Code.
          1.44 "Petition Date" means May 9, 1995, the date on which the petition commencing the Chapter 11 Case was filed.
          1.45 "Plan" means this plan of reorganization, as amended, modified, restated or supplemented from time to time.
          1.46 "Priority Tax Claim" means a Claim of a governmental unit of the kind entitled to priority under section 507(a)(8) of the Bankruptcy Code.
          1.47 "Reorganized Debtor" means the Debtor from and after the Effective Date.
          1.48 "Rejection Claim" means a Claim arising from the rejection of an unexpired lease or executory contract pursuant to this Plan or Final Order of the Bankruptcy Court.
          1.49 "Restated Articles of Incorporation" means the restated articles of incorporation of the Debtor, which shall modify and amend Debtor's Articles of Incorporation to prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.
          1.50 "Schedules" means the schedules of assets and liabilities and the statement of financial affairs Filed by the Debtor pursuant to section 521 of the Bankruptcy Code, as amended, modified, restated or supplemented from time to time.
          1.51 "Secured Claim" means any Claim against the Debtor held by any Entity, including, without limitation, an Affiliate or judgment creditor of the Debtor, to the extent such Claim constitutes a secured Claim under sections 506(a) or 1111(b) of the Bankruptcy Code.
          1.52 "Series A Bonds" means the Debtor's 11.45% First Mortgage Bonds, Series A, due 2002.
          1.53 "Series A Bond Claim" means a Claim of a holder of Series A Bonds.
          1.54 "Series B Bonds" means the Debtor's 11 1/2% First Mortgage Bonds, Series B, due 2005.
          1.55 "Series B Bond Claim" means a Claim of a holder of Series B Bonds.
          1.56 "Trade Claim" means any Claim of any Entity against the Debtor for goods provided and/or services in the ordinary course rendered by such Entity to the Debtor.
                           ARTICLE 2.
      ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS
          2.1  ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX
CLAIMS. Each holder of an Allowed Administrative Expense Claim and each holder of an Allowed Priority Tax Claim shall be paid in full in cash on the later of (a) the Effective Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation, statute or regulation governing such Claim); provided, however, that Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtor during the Chapter 11 Case shall be paid by the Debtor or the Reorganized Debtor in the ordinary course of business and in accordance with any terms and conditions of the particular transaction, and any agreements relating thereto.
Holders of Priority Tax Claims will not be required to file a Proof of Claim.
                           ARTICLE 3.
                         CLASSIFICATION
          For purposes of the Plan, Claims and Interests are classified as provided below. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of such Class and is classified in a different Class to the extent that such Claim or Interest qualifies within the description of such different
Class.
          3.1 CLASS 1. OTHER PRIORITY CLAIMS. Class 1 consists of all Allowed Other Priority Claims.
          3.2 CLASS 2. BANK'S SECURED CLAIM. Class 2 consists of the Bank's Secured Claim.
          3.3 CLASS 3. MISCELLANEOUS SECURED CLAIMS. Class 3 consists of all Allowed Lease Secured Claims and all Allowed
Secured Claims, other than the Allowed Secured Claims that are otherwise classified hereby. Each such Claim shall be deemed to be placed in a separate subclass.
          3.4 CLASS 4. SERIES B BOND CLAIMS. Class 4 consists of the Allowed Secured Claims of all holders of Series B Bonds.
          3.5 CLASS 5. SERIES A BOND CLAIMS. Class 5 consists of all Allowed Secured Claims of the holders of Series A Bonds other than the Claim of the Institutional Investor.
          3.6 CLASS 6. INSTITUTIONAL INVESTOR CLAIM. Class 6 consists of the Allowed Secured Claim of the Institutional
Investor.
          3.7 CLASS 7. GENERAL UNSECURED CLAIMS. Class 7 consists of all Allowed Claims (including, without limitation, Employee Claims and Trade Claims), other than Claims that are otherwise classified hereby, Administrative Expense Claims and Priority Tax Claims.
          3.8  CLASS 8.  OLD SUBORDINATED DEBENTURE CLAIMS.
Class 8 consists of all Allowed Claims of holders of Old
Subordinated Debentures.
          3.9 CLASS 9. PREFERRED STOCK INTERESTS. Class 9 consists of the Interests of the holders of Debtor's preferred stock.
          3.10 CLASS 10. INTERESTS. Class 10 consists of the Interests of the holders of Debtor's common stock, and holders of options to acquire common stock.
                           ARTICLE 4.
                 TREATMENT OF UNIMPAIRED CLASSES
          4.1 CLASS 1 (OTHER PRIORITY CLAIMS). Each holder of an Allowed Class 1 Claim shall be paid in full in cash the amount of its Allowed Class 1 Claim on the later of (a) the Effective
Date and (b) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).
          4.2 CLASS 2 (BANK'S SECURED CLAIM). The holder of the Bank's Secured Claim shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:
          (a)  Such Claim shall be paid in full in cash.
          (b) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.
          (c) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.
          4.3 CLASS 3 (MISCELLANEOUS SECURED CLAIMS). With respect to each Allowed Class 3 Claim, unless the holder thereof shall agree to a different treatment of such Claim, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:
          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.
          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.
          With respect to any Claim which receives the treatment described in clause "a" or "b" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.
          4.4 CLASS 4 (SERIES B BOND CLAIMS). Each holder of an Allowed Class 4 Claim shall receive one of the following alterna-tive treatments, at the election of the Debtor made on or prior to the Effective Date:
          (a) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.
          (b) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.
          4.5 CLASS 5 (SERIES A BOND CLAIMS). Each holder of an Allowed Class 5 Claim shall receive one of the following alterna-tive treatments, at the election of the Debtor made on or prior to the Effective Date:
          (a) The legal, equitable, and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.
          (b) Such Claim shall receive the treatment described in Section 1124(2) of the Bankruptcy Code.
          4.6 CLASS 7 (GENERAL UNSECURED CLAIMS). With respect to each Allowed Class 7 Claim, unless the holder thereof shall agree to a different treatment, such holder shall receive one of the following alternative treatments, at the election of the Debtor made on or prior to the Effective Date:
          (a) Such Claim shall be paid in full (including any contractual or statutory unpaid interest that is due and owing) on the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed, unless such holder shall agree to a different treatment of such Claim (including, without limitation, any different treatment that may be provided for in any documentation governing such Claim).
          (b) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan.
          (c) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.
          With respect to any Claim which receives the treatment described in clause "b" or "c" above, the Debtor's failure to object to such Claim in the Chapter 11 Case shall be without prejudice to the Debtor's right to contest or otherwise defend against such Claim in an applicable nonbankruptcy forum when and if such Claim is sought to be enforced by the holder thereof after the Effective Date.
          4.7 CLASS 9 (PREFERRED STOCK INTERESTS). All holders of Class 9 Interests shall retain their Interests in the Debtor and Reorganized Debtor without any alteration of their legal, equitable, or contractual rights.
          4.8  CLASS 10 (INTERESTS).  All holders of Class 10
Interests shall retain their Interests in the Debtor and Reorganized Debtor without any alteration of their legal, equitable, or contractual rights.
          4.9 UNIMPAIRED CLASSES. By virtue of the foregoing provisions of this Article 4, the Claims and Interests in Classes
1, 2, 3, 4, 5, 7, 9, and 10 are not impaired by the Plan.
Pursuant to Section 1126(f) of the Bankruptcy Code, such Classes and each holder of a Claim or Interest in such Classes are conclusively presumed to have accepted the Plan, and solicitation of acceptances of holders in such Classes is not required.
                           ARTICLE 5.
                  TREATMENT OF IMPAIRED CLASSES
          5.1 CLASS 6 (INSTITUTIONAL INVESTOR CLAIM). The Institutional Investor is a holder of Series A Bonds and is a party to the Investment Agreement. The Claim of the Institu-tional Investor as a holder of Series A Bonds will receive the treatment set forth in Section 4.5 of this Plan relating to Series A Bond Claims. As of the Effective Date,
          (a) the Old Investment Agreement shall be cancelled and have no further force or effect as provided in Section 7.6 of the Plan;
          (b) the Reorganized Debtor shall execute and deliver to the Institutional Investor the New Investment Agreement; and
          (c) the New Investment Agreement shall be deemed effective and binding as provided in Section 7.5 of the Plan.
          5.2 CLASS 8 (OLD SUBORDINATED DEBENTURE CLAIMS). On the Effective Date, each holder of an Allowed Class 8 Claim shall receive the following:
          (a) Cash in an amount equal to accrued but unpaid interest on such holder's Old Subordinated Debentures up to but excluding the Effective Date; and
          (b) New Subordinated Debentures in a principal amount equal to the face amount of such holder's Old Subordinated Debentures.
          5.3 IMPAIRED CLASSES AND INTERESTS. By virtue of the foregoing provisions of this Article 5, Classes 6 and 8 are impaired under the Plan. Pursuant to section 1126(a) of the Bankruptcy Code, holders in Classes 6 and 8 are entitled to vote to accept or reject the Plan.
                           ARTICLE 6.
       NO BAR DATE; DISPUTED CLAIMS; OBJECTIONS TO CLAIMS
          6.1  NO BAR DATE, DISPUTED CLAIMS, OBJECTIONS TO
CLAIMS. Except as set forth in Section 8.3 of this Plan relating to Rejection Claims, no bar date pursuant to Bankruptcy Rule
3003(c)(3) shall be fixed as a deadline for the filing of proofs of Claim against the Debtor. Only Claims that are Allowed shall be entitled to distributions under the Plan. The Debtor reserves the right to contest and object to any Claims, including, without limitation, those Claims that are specifically referenced herein, are not listed in the Schedules, are listed therein as disputed, contingent and/or unliquidated in amount, or are listed therein at a lesser amount than asserted by the holder of such Claim.
Unless otherwise ordered by the Bankruptcy Court, all objections to Claims (other than Administrative Expense Claims) shall be
Filed and served upon counsel to the Debtor, counsel to the Creditors' Committee, counsel to the Debenture Holders Committee and the holder of the Claim objected to on or before the later of
(a) the Effective Date and (b) 60 days after the date (if any) on which a proof of claim is Filed in respect of such Claim. The last day for filing objections to Administrative Expense Claims shall be set pursuant to an order of the Bankruptcy Court. All disputed Claims shall be resolved by the Bankruptcy Court, except to the extent that (y) the Debtor may otherwise elect consistent with the Plan and the Bankruptcy Code or (z) the Bankruptcy Court may otherwise order.
                           ARTICLE 7.
                   IMPLEMENTATION OF THE PLAN
          7.1  RESTATED ARTICLES OF INCORPORATION.  The
Reorganized Debtor shall be deemed to have adopted the Restated Articles of Incorporation on the Effective Date and shall promptly thereafter cause the same to be filed with the Secretary of State of the State of Oregon. After the Effective Date, the Reorganized Debtor may amend the Restated Articles of Incorporation and may amend its bylaws, in accordance with the Restated Articles of Incorporation, such bylaws and applicable state law.
          7.2 ISSUANCE OF NEW SUBORDINATED DEBENTURES. On the Effective Date, the Reorganized Debtor shall, in accordance with the Plan, enter into the New Subordinated Debenture Indenture and issue the New Subordinated Debentures thereunder to the holders of the Allowed Subordinated Debenture Claims.
          7.3 NEW CREDIT AGREEMENT. On the Effective Date, the Reorganized Debtor shall, in accordance with the Plan, enter into the New Credit Agreement.
          7.4 NEW INVESTMENT AGREEMENT. On the Effective Date, the Reorganized Debtor shall, in accordance with the Plan, enter into the New Investment Agreement.
          7.5  EFFECTIVENESS OF SECURITIES, INSTRUMENTS AND
AGREEMENTS. On the Effective Date, all securities, instruments and agreements entered into pursuant to the Plan, including, without limitation, (a) the New Subordinated Debenture Indenture,
(b) the New Credit Agreement, (c) the New Investment Agreement and (d) any security, instrument or agreement entered into in connection with any of the foregoing shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.
          7.6  CANCELLATION OF SECURITIES, INSTRUMENTS AND
AGREEMENTS RELATING TO IMPAIRED CLAIMS. On the Effective Date, except as otherwise provided herein, the Old Investment
Agreement, the Old Subordinated Debenture Indenture, and any security, instrument or agreement entered into in connection with the foregoing shall be deemed cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with such agreement shall be discharged.
          7.7 WAIVER OF SUBORDINATION. The distributions under the Plan take into account the relative priority of each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions under this Plan shall not be subject to levy, garnishment, attachment or other legal process by any holder (a "Senior Creditor") of a Claim purporting to be entitled to the benefits of such contractual subordination.
On the Effective Date, all Senior Creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distribution, and shall be permanently enjoined from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan.
          7.8 SURRENDER OF SECURITIES. Each holder of Old Subordinated Debentures shall surrender the same to the Debtor or the Reorganized Debtor, and the Reorganized Debtor shall distribute or shall cause to be distributed to the holders thereof the appropriate New Subordinated Debentures pursuant to this Plan. No distribution of New Subordinated Debentures hereunder shall be made to or on behalf of any such holder unless and until such Old Subordinated Debenture is received by the Debtor or the Reorganized Debtor, or the unavailability of such instrument is established to the satisfaction of the Debtor or the Reorganized Debtor. Any such holder that fails to surrender or cause to be surrendered such Old Subordinated Debenture, or to execute and deliver an affidavit of loss and indemnity satisfac- tory to the Debtor or the Reorganized Debtor, and, in the event that the Debtor or the Reorganized Debtor so requests with respect to the Old Subordinated Debentures, fails to furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Debtor or the Reorganized Debtor, within two years after the Effective Date, shall be deemed to have forfeited all Claims against the Debtor represented by such Old Subordinated Debenture and shall not participate in any distribution hereunder in respect of such Old Subordinated Debenture and all property in respect of such forfeited distribution, including (if applicable) interest accrued thereon, shall revert to the Reorganized Debtor. Notwithstanding the foregoing, all Claims shall be discharged and all Interests shall be terminated by this Plan to the extent provided herein regardless of whether and when any surrender, indemnity or bond required by this Section is provided, and regardless of whether the Reorganized Debtor makes a distribution hereunder in the absence of compliance by any holder of a Claim with the requirements of this Section. The Debtor or the Reorganized Debtor may waive the requirements of this Section.
          7.9 REGISTRATION OF NEW SUBORDINATED DEBENTURES. The Reorganized Debtor will, at its expense, use its best efforts to file with the Securities Exchange Commission (the "Commission") as soon as practicable after the Effective Date a registration statement with respect to the New Subordinated Debentures. If no such registration statement is filed within 60 days immediately following the Effective Date, the Reorganized Debtor will file a registration statement relating to the New Subordinated
Debentures with the Commission upon receipt of a written request for such registration from the holders of 25% in principal amount of the New Subordinated Debentures. Such written request must be received by the Reorganized Debtor on or before the first anniversary of the Effective Date.
          7.10 SETOFFS. The Debtor may, but shall not be required to, set off against any Claim and the distributions to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever which the Debtor may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.
          7.11 DISTRIBUTION OF UNCLAIMED PROPERTY. Any distribution of property under the Plan which is unclaimed after two years following the Effective Date shall irrevocably revert to the Reorganized Debtor.
          7.12 SATURDAY, SUNDAY OR LEGAL HOLIDAY. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
          7.13 CORPORATE ACTION.  Upon entry of the Confirmation
Order by the Clerk of the Bankruptcy Court, all actions contem-plated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption and filing with the Secretary of State of the State of Oregon of the Restated Articles of Incorporation, (b) the execution, delivery and performance of the New Credit Agreement, (c) the execution, delivery and performance of the New Subordinated Debenture
Indenture and the New Subordinated Debentures, (d) the execution, delivery and performance of the New Investment Agreement, and
(e) the execution, delivery and performance of all documents and agreements relating to any of the foregoing. On the Effective
Date, the appropriate officers of the Reorganized Debtor are authorized and directed to execute and deliver the agreements, documents and instruments contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Reorganized Debtor.
          7.14 RETIREE BENEFITS.  On and after the Effective
Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay all retiree benefits (if any), as that term is defined in section
1114 of the Bankruptcy Code, maintained or established by the Debtor prior to the Effective Date, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate the foregoing arrangements.
          7.15 TIMING OF DISTRIBUTIONS. Notwithstanding anything to the contrary herein, (a) any distribution required by the Plan to be made on the Effective Date in respect of a Claim shall be made as soon as practicable after (but in any event within 15 days of) the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied, and (b) any distribution required by the Plan or any instrument issued pursuant to the Plan to be made on a date subsequent to the Effective Date shall be made on the later of
(i) such date and (ii) as soon as practicable after (but in any event within 15 days of) the date on which the pertinent Claim becomes Allowed and any other conditions to distribution with respect to such Claim shall have been satisfied.
          7.16 FINAL ORDER. Any requirement in the Plan for a Final Order may be waived by the Debtor, with the consent of the Institutional Investor and the Debenture Holders Committee, or, in the event that no Debenture Holders Committee is appointed in this Chapter 11 case, the Creditors' Committee, upon written notice to the Bankruptcy Court; provided, however, that nothing contained herein shall prejudice the right of any party in interest to seek a stay pending appeal with respect to such Final Order.
          7.17 BALLOT RECORD DATE; DISTRIBUTION RECORD DATE. The Reorganized Debtor shall distribute, or cause to be distributed, all distributions of property to be made pursuant to the Plan to the record holders of Allowed Old Subordinated Debenture Claims as of the Ballot Record Date, unless, prior to the Distribution
Record Date, the holder of any such Claim furnishes (or causes its transferee to furnish) the Debtor, or its agent, with sufficient evidence (in the Debtor's or its agent's sole and absolute discretion) of the transfer of such Claim, in which event the Reorganized Debtor shall distribute, or cause to be distributed, all distributions of property to the holder of such Claim as of the Distribution Record Date. As of the close of business on the Distribution Record Date, the transfer ledgers with respect to the Old Subordinated Debentures shall be closed and the Debtor, the Reorganized Debtor and the indenture trustee with respect to the Old Subordinated Debenture Indenture shall have no obligation to recognize any transfer of the Old
Subordinated Debentures occurring thereafter.
                           ARTICLE 8.
            EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          8.1  GENERALLY.  Effective on and as of the Effective
Date, all executory contracts and unexpired leases that exist between the Debtor and any Entity are hereby specifically assumed, except for any executory contracts and unexpired leases that have been specifically rejected by the Debtor with the approval of the Bankruptcy Court on or before the Effective Date or in respect of which a motion for rejection has been Filed on or before the Confirmation Date.
          8.2 ASSUMPTION. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of all executory contracts and unexpired leases to be assumed by the Debtor in accordance with Section 8.1 hereof pursuant to section
365(a) of the Bankruptcy Code.
          8.3 REJECTION. Rejection Claims must be Filed no later than 20 days after the entry of a Final Order authorizing such rejection. Any such Rejection Claim not Filed within such time shall be forever barred from assertion against the Debtor, the Reorganized Debtor and their property and estate. Each
Rejection Claim resulting from such rejection shall constitute a Class 3 Claim if secured or a Class 7 Claim if unsecured.
          8.4 OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS. Notwithstanding any other provisions of the Plan, the obligations of the Debtor to indemnify its or its Affiliates' (if any) directors, officers and employees as of the Petition Date against any obligations, liabilities, costs or expenses pursuant to the articles of incorporation or bylaws of the Debtor, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, upon or subsequent to the commencement of the Chapter 11 Case.
          8.5 COMPENSATION AND BENEFIT PROGRAMS. All employee compensation and benefit plans, policies and programs of the Debtor applicable generally to its employees as in effect on the Effective Date, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, stock incentive plans, and life, accidental death and dismemberment insurance plans, shall continue in full force and effect, without prejudice to the Reorganized Debtor's rights under applicable non-bankruptcy law to modify, amend or terminate any of the foregoing arrangements.
                           ARTICLE 9.
                      CONDITIONS PRECEDENT
          9.1 CONDITIONS TO EFFECTIVE DATE. The Plan shall not become effective unless each of the following conditions shall have been satisfied or waived pursuant to Section 9.2 hereof:
     (a) Each of the conditions set forth in subsections 9.1(b) through 9.1(f) shall have been satisfied on or before September
30, 1995.
          (b)  The Confirmation Order shall have become a Final
Order.
          (c) The New Subordinated Debenture Indenture and all documents contemplated by such document to be executed simultane-ously therewith shall have been executed by the respective parties thereto and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.
          (d) The New Credit Agreement and all documents contemplated by the New Credit Agreement to be executed simultaneously therewith shall have been executed by the respective parties thereto, and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.
          (e) The New Investment Agreement and all documents contemplated by the New Investment Agreement to be executed simultaneously therewith shall have been executed by the respec-tive parties thereto, and all of the conditions precedent to the effectiveness of such documents and agreements (other than that the Plan be effective) shall have been satisfied in full or duly waived.
          (f)  All other actions required by Article 7 and
Section 12.1 hereof to occur on or before the Effective Date shall have occurred.
          9.2 WAIVER OF CONDITIONS. The Debtor, with the consent of the Institutional Investor and the Debenture Holders Committee, or, in the event that no Debenture Holders Committee is appointed in this Chapter 11 Case, the Creditors' Committee, may waive any of the conditions set forth in Section 9.1 hereof.
          9.3 NOTICE TO BANKRUPTCY COURT. The Debtor shall notify the Bankruptcy Court in writing promptly after the Effective Date that the Plan shall have become effective.
                           ARTICLE 10.
       MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN
          10.1 MODIFICATION OF PLAN. The Debtor, with the consent of the Institutional Investor and the Debenture Holders Committee, or in the event that no Debenture Holders Committee is appointed in this Chapter 11 Case, the Creditors' Committee may alter, amend or modify the Plan pursuant to Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 at any time prior to the time that the Bankruptcy Court has signed the Confirmation Order.
After such time and prior to the substantial consummation of the

Plan, the Debtor may, so long as the treatment of holders of Claims and Interests under the Plan is not adversely affected, institute proceedings in Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order and any other matters as may be necessary to carry out the purposes and effects of the Plan; provided, however prior notice of such proceedings shall be served in accordance with Bankruptcy Rule 2002.
          10.2 REVOCATION OR WITHDRAWAL OF PLAN.
          (a) RIGHT TO REVOKE. The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Effective Date.
          (b) EFFECT OF WITHDRAWAL OR REVOCATION. If the Debtor revokes or withdraws the Plan prior to the Effective Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other Entity or to prejudice in any manner the rights of the Debtor or any Entity in any further proceedings involving the Debtor.
          10.3 NONCONSENSUAL CONFIRMATION. The Debtor shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code if the requirements of all provisions of section 1129(a) of the Bankruptcy Code, except subsection 1129(a)(8), are met.

                           ARTICLE 11.
                    RETENTION OF JURISDICTION
          11.1 JURISDICTION OF BANKRUPTCY COURT.
          (a) Following the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction of the Chapter 11 Case for the following purposes:
          (i) To hear and determine any pending applications for the rejection of executory contracts or unexpired leases, and the allowance of Claims resulting therefrom.
          (ii)  To determine any adversary proceedings,
     applications, contested matters and other litigated matters pending on the Effective Date.
          (iii) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.
          (iv) To hear and determine objections to or requests for estimation of Claims, including any objections to the classification of any Claim, and to allow, disallow and/or estimate any Claim, in whole or in part.
          (v) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.
          (vi) To issue any appropriate orders in aid of execution of the Plan or to enforce the Confirmation Order
and/or the discharge, or the effect of such discharge, provided to the Debtor.
          (vii) To hear and determine any applications to modify the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan or in any order of the Bankruptcy
     Court, including, without limitation, the Confirmation
     Order.
          (viii) To hear and determine all applications for compensation and reimbursement of expenses of professionals or members of the Creditors' Committee (and if applicable, the Debenture Holders Committee) under sections 330, 331,
     503(b) and/or 1103 of the Bankruptcy Code.
          (ix) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan; provided, however, that nothing herein shall be construed to vest in the Bankruptcy Court jurisdiction to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the instruments and securities being issued under the Plan.
          (x) To hear and determine other issues presented or arising under the Plan.
          (xi) To hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the
Bankruptcy Code.
          (xii)  To enter a final decree closing the Chapter 11
     Case.
          (b) Following the Effective Date, the Bankruptcy Court will retain non-exclusive jurisdiction of the Chapter 11 Case for the following purposes:
          (i) To recover all assets of the Debtor and property of the estate, wherever located.
          (ii) To hear and determine any motions or contested matters involving taxes, tax refunds, tax attributes and tax benefits and similar or related matters with respect to the Debtor or its estate arising prior to the Effective Date or relating to the period of administration of the Chapter 11
     Case, including, without limitation, matters concerning state, local and federal taxes in accordance with sections
     346, 505 and 1146 of the Bankruptcy Code.
          (iii) To hear any other matter not inconsistent with the Bankruptcy Code.
          11.2 FAILURE OF BANKRUPTCY COURT TO EXERCISE
JURISDICTION. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction over any matter arising under, arising in or related to the Chapter 11 Case, including with respect to the matters set forth above in Sections 11.01(a) and (b) hereof, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.
                           ARTICLE 12.
                    MISCELLANEOUS PROVISIONS
          12.1 PAYMENT OF STATUTORY FEES. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.
          12.2 DISCHARGE OF DEBTOR. Except as otherwise expressly provided herein, the confirmation of the Plan shall, provided that the Effective Date shall have occurred, discharge all Claims, to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof.
          12.3 INJUNCTION. Except as otherwise expressly provided herein, the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, permanently enjoin all Entities that have held, currently hold or may hold a Claim, or other debt or liability that is discharged pursuant to the Plan from taking any of the following actions in respect of such discharged Claim, debt or liability: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, the Reorganized Debtor or their property; (b) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Reorganized Debtor or their property; (c) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Debtor, the Reorganized
Debtor or their property; (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtor, the Reorganized Debtor or their property; and (e) proceeding in any manner in any place whatsoever that does not conform to or comply with or is inconsistent with the provisions of the Plan.
          12.4 REVESTING. Except as otherwise expressly provided herein, on the Effective Date, all property and assets of the estate of the Debtor shall revest in the Reorganized Debtor, free and clear of all Claims, liens, encumbrances, charges, and other interests of creditors arising on or before the Effective Date, and the Reorganized Debtor may operate its business, from and after the Effective Date, free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court.
          12.5 EXCULPATION.  Neither the Reorganized Debtor, the
Bank, the Institutional Investor, the Creditors' Committee, nor the Debenture Holders Committee, nor any of their respective members, officers, directors, shareholders, employees, agents, attorney's, accountants or other advisors, shall have or incur any liability to any holder of a Claim or Interest for any act or failure to act in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for any act or failure to act that constitutes willful misconduct or recklessness as determined pursuant to a Final Order; and in all respects, such Entities
(a) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and shall be fully protected from liability in acting or in refraining from action in accordance with such advice and
(b) shall be fully protected from liability with respect to any act or failure to act that is approved or ratified by the Bankruptcy Court.
          12.6 RIGHTS OF ACTION. Any rights or causes of action (including, without limitation, any and all avoidance actions) accruing to the Debtor shall remain assets of the Reorganized
Debtor. The Reorganized Debtor may pursue such rights of action, as appropriate, in accordance with what is in its best interests and for its benefit.
          12.7 CREDITORS' COMMITTEE. The appointment of each official committee appointed in the Chapter 11 Case pursuant to
Section 1102 of the Bankruptcy Code shall terminate on the Effective Date.
          12.8 GOVERNING LAW. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal laws are applicable, the laws of the State of Oregon shall govern the construction and implementation of the Plan and all rights and obligations arising under the Plan.
          12.9 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor and the Reorganized Debtor shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as the Reorganized Debtor may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable the Reorganized Debtor to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.
          12.10 TIME. Unless otherwise specified herein, in computing any period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period runs until the end of the next succeeding day which is a Business Day.
          12.11  SECTION 1146 EXEMPTION.  Pursuant to Section
1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtor pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation
Order, be ordered and directed to accept such instrument, without requiring the.payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.
          12.12 SEVERABILITY. In the event that any provision of the Plan is determined to be unenforceable, such determination shall not limit or affect the enforceability and operative effect of any other provisions of the Plan. To the extent that any provision of the Plan would, by its inclusion in the Plan, prevent or preclude the Bankruptcy Court from entering the Confirmation Order, the Bankruptcy Court, on the request of the Debtor and with the consent of the Institutional Investor, may modify or amend such provision, in whole or in part as necessary to cure any defect or remove any impediment to the confirmation of the Plan existing by reason of such provision; provided, however, that such modification shall not be effected except in compliance with Section 10.1 of the Plan.
          12.13 BINDING EFFECT. The provisions of the Plan shall bind all holders of Claims and Interests, whether or not they have accepted the Plan.
          12.14 PLAN CONTROLS. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, or any other instrument or agreement contemplated to be executed pursuant to the Plan, the provisions of the Plan shall control and take precedence.
          DATED this 9th day of May, 1995.
                              AMERICOLD CORPORATION


                              By ___________________________
                              Title: _______________________

TONKON, TORP, GALEN,
  MARMADUKE & BOOTH

By /s/ Albert N. Kennedy
   -----------------------------
   Albert N. Kennedy; OSB No. 82142
   Of Attorneys for Debtor